EXHIBIT 10.1

SALES AGENCY AGREEMENT

This SALES AGENCY AGREEMENT (the “Agreement”) is entered into effective as of March 20, 2015 by and between BioCorRx Inc. (“Company”), a Nevada Corporation with principal offices at 601 North Parkcenter Drive, Suite 103, Santa Ana, CA 92705 and Myriad Medical Marketing (“Representative”), a California Corporation with its principal place of business at 1150 El Camino Road, Suite 108, Corona, CA 92879.

1. DEFINITIONS

1.1 “Products” shall mean the Start Fresh Program (“SF Program”) and any such additional products that Company may distribute or sell. Products may be changed, discontinued, or added by mutual agreement of the Parties. Representative shall have the right of first refusal to represent any SF Program upgrades and modifications, represented, sold, or marketed by Company.

1.2 “SF Program” shall be defined as the protocols, coaching, counseling and treatment methods developed by Company who has and owns the rights to the SF Program. The SF Program is a comprehensive addiction program which includes life coaching and/or counseling (14-16 sessions on average but not limited to), coupled with a Naltrexone Implant. The implant is specifically compounded with a prescription from a medical doctor for each individual’s psycho-social recovery from addiction and is designed to promote a drug and alcohol-free lifestyle. The Naltrexone Implant means a single administration, long acting Naltrexone pellet(s) that consists of a naltrexone formulation in a biodegradable form that is suitable for subcutaneous implantation in a particular patient.

1.3 “Territory” means Network, geographic description, and locations listed on Exhibit A hereto.

2. APPOINTMENT AND AUTHORITY OF REPRESENTATIVE

2.1 Exclusive Sales Representative. Subject to the terms and conditions herein, Company appoints Representative as Company’s exclusive sales representative for the SF Program in the Territory, and Representative accepts such appointment.

2.2 Independent Contractors. The relationship of Company and Representative established by this Agreement is that of independent contractor, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to- day activities of the other, or (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint undertaking, or (iii) allow Representative to create or assume any obligation on behalf of Company for any purpose whatsoever. All financial and other obligations associated with Representative’s business are the sole responsibility of Representative. Each party shall be responsible for, and shall indemnify and hold each other free and harmless from, any and all claims, damages or lawsuits (including attorneys’ fees) arising solely out of the acts or the party’s employees or its agents.

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3. COMMISSION

3.1 Sole Compensation. Representative’s sole compensation under the terms of this Agreement shall be a commission (“Commission”) as provided in Exhibit B hereof on the collected gross sales of all Products ordered, delivered or sold in the Territory.

3.2 Basis of Commission. The Commission shall apply to all orders administered within the Territory, whether or not such orders were solicited by Representative. Commissions shall be computed on the collected gross sales amount by Company from the customer, provided no commission shall be paid with respect to charges for handling, freight, taxes, C.O.D. charges, insurance, tariffs and duties, discounts, amounts allowed or credited for returns, uncollected or uncollectible amounts, services, and the like.

3.3 Payment. Commissions shall be paid in United States dollars and shall be subject to all applicable governmental laws, regulations and rulings, including the withholding of taxes.

3.4. Time of Payment. The Commission for a given order shall be earned by Representative when payment for that order is collected. The Commission on a given order shall be due and payable on the 15th day and last day of the calendar month in which Company collects for the order.

3.5. Commission Charge-Back. Company shall have the right, while this Agreement is in effect, to write off as bad debts such overdue customer accounts as it deems advisable after notifying Representative and providing Representative the opportunity to attempt to induce payment. In each such case, Company may charge back to Representative’s account only any amounts previously paid to Representative if applicable. If such accounts are paid at any time, Representative shall be entitled to the applicable commissions.

3.6. Monthly Statements. Company shall submit to Representative monthly statements of the commissions due and payable to Representative under the terms of this Agreement, with reference to the specific orders on which the commissions are being paid.

3.7. Inspection of Records. Representative shall have the right, at its own expense and not more than once in any twelve (12) month period, to authorize Representative’s independent auditors to inspect, at reasonable times during Company’s ordinary business hours, Company’s relevant accounting records to verify the accuracy of Commissions paid by Company hereunder.

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4. SALE OF THE PRODUCTS

4.1 Prices and Terms of Sale. Company shall provide Representative with copies of its current price lists for each territory, its proof of delivery, and its standard terms and conditions of orders, as established from time to time. Representative shall quote to customers only those authorized prices, terms and conditions, and shall have no authority to negotiate or offer any discount to such prices or change any such terms and conditions, without the written consent of Company. Company may change the prices, terms and conditions, provided that it gives Representative at least thirty (30) days prior written notice of any changes; however, such changes shall not affect any existing contacts or pricing agreements. Each order for a Product shall be governed by the prices, terms and conditions in effect at the time the order is accepted, and all quotations by Representative shall contain a statement to that effect.

4.2 Quotations. The parties shall furnish to each other copies of all quotations submitted to customers.

4.3 Orders. All orders for the Products shall be faxed to pharmacy by the customer in the Territory. Company shall promptly furnish to Representative informational copies of all commissionable orders sent by customers in the Territory.

4.4 Acceptance. All orders obtained by the customer in the Territory shall be subject to acceptance by Company at its principal office currently located at the address listed for Company at the beginning of this Agreement. Representative shall have no authority to make any acceptance or delivery commitments to customers. Company specifically reserves the right to reject any order or any part thereof for any reasonable reason. Company shall send copies to Representative of any written acceptances on commissionable orders.

4.5 Credit Approval. Company shall have the sole right of credit approval or credit refusal for its customers in all cases.

4.6 Collection. It is expressly understood by Representative that full responsibility for all collection rests with Company, provided, at Company’s request, Representative will provide reasonable assistance in collection of any accounts receivable.

4.7 Inquiries from Outside the Territory. Representative shall promptly submit to Company, for Company’s attention and handling, the originals of all inquiries received by Representative from customers outside the Territory.

4.8 Product Availability. Company shall not be responsible to Representative or any other party for its failure to fill accepted orders, or for its delay in filling accepted orders, when such failure or delay is due to a cause beyond Company’s reasonable control.

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5. ADDITIONAL OBLIGATIONS OF REPRESENTATIVE

5.1 Annual Quota Commitment. Company may assign to Representative an annual quota as provided in Exhibit C. Any annual quota must be fair and reasonable, taking into account factors including but not limited to sales in prior years, the competitive and economic situation in the Territory and marketplace, and Company’s market share nationally and in the Territory.

5.2 Promotion of the Products. Representative shall, at its own expense, promote the sale of the Products in the Territory only as agreed with Company. Any and all marketing and educational materials used by Representative shall be approved by Company. Representative may hire or contract with sales representatives or service personnel to promote the Products and perform the duties hereunder.

5.3 Facilities. Representative shall provide itself with, and be solely responsible for, (i) such facilities, employees, and business organization, and (ii) such permits, licenses, and other forms of clearance from governmental or regulatory agencies, if any, as it deems necessary for the conduct of its business operations in accordance with this Agreement.

5.4 Customer and Sales Reporting. Representative shall, at its own expense, and in a manner consistent with the sales policies of Company: (a) attend a reasonable number of health conferences as Company requests; (b) provide adequate contact with existing and potential customers within the Territory on a regular basis; and (c) assist Company in assessing customer requirements for the Products.

5.5 Product Complaints. Representative shall promptly report all customer and/or regulatory complaints and/or correspondence concerning the use of the Product in the Territory. Representative shall immediately notify Company of all such complaints and/or correspondence in accordance with the following: (a) Representative shall advise Company of all complaints relating to incidents of serious and unexpected reactions to the Product as promptly as possible but not more than two (2) calendar days following the date Representative receives such complaint; (b) All complaints other than those related to incidents of serious and unexpected reactions to the Product shall be reported to Company within five (5) calendar days following the date Representative receives such complaint. (c) For purposes of this Section 5.5, a reaction shall be deemed to be “unexpected” and a reaction shall be deemed to be “serious” if it is fatal or life threatening, requires inpatient hospitalization, prolongs hospitalization, is permanently disabling, or requires intervention to prevent impairment or damage.

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5.6 Expense of Doing Business. Representative shall bear the entire cost and expense of conducting its business in accordance with the terms of this Agreement.

5.7 Representations. Representative shall not make any false or misleading representations to customers or others regarding Company or the Products. Representative shall not make any representations, warranties or guarantees with respect to the specifications, features or capabilities of the Products that are not consistent with Company’s documentation accompanying the Products or Company’s literature describing the Products.

5.8 Compliance.  Representative warrants that it will identify and ensure compliance with all laws and statutes of conduct in the Territory as applicable to the Representative’s Business.

5.9 Insurance. Representative shall at its cost obtain and maintain professional and general liability insurance coverage in the amount of $2,000,000 in relation to the Naltrexone Implant Product naming BioCorRx as an additionally insured. At the request of BioCorRx from time to time, Representative shall furnish BioCorRx with certification of insurance evidencing that insurance and shall provide at least thirty (30) days prior written notice to BioCorRx of any cancellation of or decrease in the amount of coverage provided by any such policy

6. ADDITIONAL OBLIGATIONS OF COMPANY

6.1 Regulatory Approvals. Company shall be responsible for obtaining federal, statutory and any other approvals necessary to distribute the Products in the United States.

6.2 Materials. Company shall provide Representative with marketing and technical information concerning the Products in electronic format.

6.3 Technical and Sales Support. Company shall provide a reasonable level of technical support to Representative and its representatives. Company shall use its best efforts to support Representative’s sales and marketing activities.

6.4 Delivery Time. Company shall use its best efforts to fulfill delivery obligations as committed in acceptances.

6.5 New Developments. Company shall promptly inform Representative of new product developments relating to the Products.

7. TRADEMARKS

During the term of this Agreement, Representative shall have the right to indicate to the public that it is an authorized representative of the Products and to advertise (within the Territory) such Products under the trademarks, marks, and trade names that Company may adopt from time to time (“Trademarks”). Representative shall not alter or remove any Trademark applied to the Products. Except as set forth in this Article 7, nothing contained in this Agreement shall grant to Representative any right, title or interest in the Trademarks.

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8. CONFIDENTIAL INFORMATION

Representative acknowledges that by reason of its relationship to Company hereunder it will have access to certain information and materials concerning Company’s technology, and products that are confidential and of substantial value to Company, which value would be impaired if such information were disclosed to third parties. Representative agrees that it will not use in any way for its own account or the account of any third party, nor disclose to any third party, any such confidential information revealed to it in written or other tangible form or orally, identified as confidential, by Company without the prior written consent of Company. Representative shall take every reasonable precaution to protect the confidentiality of such information. Upon request by Representative, Company shall advise whether or not it considers any particular information or materials to be confidential. In the event of termination of this Agreement, there shall be no use or disclosure by Representative of any confidential information of Company, and Representative shall not manufacture or have manufactured any devices, components or assemblies utilizing any of Company’s confidential information. This section shall not apply to any confidential information which is or becomes generally known and available in the public domain through no fault of Representative.

9. INDEMNIFICATION

The Company shall be solely responsible for the design, development, supply, production and performance of its products and the protection of its trade names and any applicable patents. The Company agrees to indemnify, hold the Representative harmless against and pay all losses, costs, damages or expenses, whatsoever, including counsel fees, which the Representative may sustain or incur on account of infringement or alleged infringements of patents, trademarks or trade names resulting from the sale of the Company's products, or arising on account of warranty claims, negligence claims, product liability claims or similar claims by third parties. The Representative shall promptly deliver to the Company any notices or papers served upon it in any proceeding covered by this Indemnification Agreement, and the Company shall defend such litigation at its expense. The Representative shall, however, have the right to participate in the defense at its own expense unless there is a conflict of interest, in which case, the Representative shall indemnify the Company for the expenses of such defense including counsel fees. The Company shall provide the Representative with a certificate of insurance evidencing the Representative as an additional insured on the Company’s product liability insurance policy.

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10. TERM AND TERMINATION

10.1 Term. This Agreement shall continue in full force and effect for an indefinite period of time, unless terminated earlier under the provisions of this Agreement.

10.2 Termination. This Agreement may be terminated by as follows:

10.2.1 By Company if Representative fails to achieve its quota requirements as described in Exhibit C.

10.2.2 By either party if the other party becomes insolvent or bankrupt, or files a voluntary petition in bankruptcy, or has had filed for an involuntary petition in bankruptcy (unless such involuntary petition is withdrawn or dismissed within ten days after filing) in which event termination may be immediate upon notice; or

 10.2.3 By Company if Representative fails to achieve its quota requirements as described in Exhibit C. By either party if the other party fails to cure any breach of a material covenant, commitment or obligation under this Agreement, within 45 days after receipt of written notice specifically setting forth the breach from the other party; or

 10.2.4 By either party if the other party fails to cure any breach of a material covenant, commitment or obligation under this Agreement, within 45 days after receipt of written notice specifically setting forth the breach from the other party; or

 10.2.5 By either party if the other party is convicted or pleads to a crime or an act of fraud that materially impacts on its performance or its fiduciary duties hereunder, in which event termination may be immediate upon notice.

10.3 Return of Materials. All Confidential Information and other property belonging to Company shall remain the property of Company and will be immediately returned by Representative upon termination. Representative shall not make or retain any copies of any Confidential Information that may have been entrusted to it.

11. MISCELLANEOUS

Notices. Any notice required or permitted by this Agreement shall be in writing and shall be sent by prepaid registered or certified mail, return receipt requested, addressed to the other party at the address shown above or at such other address for which such party gives notice hereunder. Such notice shall be deemed to have been given three (3) days after deposit in the mail.

11.1 Assignment. The parties may not assign or transfer this Agreement or any of its rights and obligations under this Agreement without the prior written consent of the other party, which shall not be unreasonably withheld. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

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11.2 Compliance With Law. Company and Representative agree that they will comply with all governmental laws, regulations and requirements applicable to the duties conducted hereunder and applicable medical devices, including, without limitation, the federal Stark law, federal false claims act, federal anti-kickback statute, federal Health Insurance Portability and Accountability Act provisions, federal civil monetary penalties statute, and similar laws.

Company and Representative represent and warrant that at present and during the term of the Agreement they and their owners, directors, principals, employees and/or contractors (1) have not been and will not be sanctioned within the meaning of Social Security Act Section 1128A or any amendments thereof; (2) have not been convicted of violating the federal Stark law, federal false claims act, federal anti-kickback statute, federal Health Insurance Portability and Accountability Act provisions, federal civil monetary penalties statute, or similar state laws; (3) have not had and will not have a complaint filed against Sales Agent by any enforcement agency; (4) have not engaged and will not engage in any conduct that could give rise to sanctions, convictions, or violations of any of the identified laws; and (5) are free to enter into this relationship and that by doing so, are not violating and will not violate any agreement or understanding, written or unwritten, with any third party.

The parties represent and warrant that they shall have in effect at all times during the Initial Term and any Renewal Terms of this Agreement all licenses, permits, and authorizations from all federal, state, and local authorities necessary to the performance of their obligations under this Agreement.

11.3 Property Rights. Representative agrees that Company owns all right, title, and interest in the product lines that include the Products and in all of Company’s patents, trademarks, trade names, inventions, copyrights, know-how, and trade secrets relating to the design, manufacture, operation or service of the Products. The use by Representative of any of these property rights is authorized only for the purposes herein set forth, and upon termination of this Agreement for any reason such authorization shall cease.

11.4 Severability. If any provision(s) of this Agreement shall be held invalid, illegal or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall be valid and enforceable and the parties shall negotiate in good faith a substitute, valid and enforceable provision which most nearly effects the parties’ intent in entering into this Agreement.

11.5 Modification; Waiver. This Agreement may not be altered, amended or modified in any way except by a writing signed by both parties. The failure of a party to enforce any provision of the Agreement shall not be construed to be a waiver of the right of such party to thereafter enforce that provision or any other provision or right.

11.6 Entire Agreement. This Agreement and the exhibits hereto represent and constitute the entire agreement between the parties, and supersedes all prior negotiations, agreements and understandings, oral or written, with respect to any and all matters between the Representative and Company.

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11.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

11.8 Governing Law. This agreement shall be governed by and interpreted in according with the laws of the State of California and both parties agree that any action brought under this Agreement by either party shall exclusively be brought in the courts of Los Angeles, CA.

11.9 Company is a public company and therefore must disclose all material developments regarding its business. Both Company and Representative agree to release a mutually agreed press release announcing this agreement.

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EXHIBIT A

TERRITORY

Territory means Network, geographic description, and locations listed below

Network means “Wellness Centers” which shall be defined as integrated retail physical medicine practices specifically offering chiropractic treatments either solely or in combination with other medically integrated services, including, but not limited to, physical therapy, nutrition, weight management and occupational therapy. This expressly excludes any practice facility or individual(s) currently offering any form of addiction treatment and/or not offering chiropractic services. The initial target within the Network to include those Wellness Centers within Physicians Business Solutions (PBS).

Geographic Description is considered any city, state or region deemed appropriate solely by Company. Representative acknowledges that the areas below have been sub-licensed to third parties and are not included in this entire agreement. Company shall make best efforts to facilitate a similar agreement with those license holders if pilot program is deemed successful.

Planned Pilot locations

Corona, CA

Beverly Hills, CA

Lancaster, CA

Fort Worth, Texas

Phoenix, AZ *

BioCorRx Sub-licensed areas no longer under BioCorRx control

Northern California (as defined by Northern most 48 counties in 2014)

*Arizona

Nevada

Nebraska

Oklahoma

Missouri

Minnesota

Ohio

Connecticut

West Virginia

Virginia

Maryland

Washington DC

North Carolina

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EXHIBIT B

COMMISSION SCHEDULE

1)	[omitted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission]

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EXHIBIT C

QUOTA

To maintain exclusivity of sales agent for company in the territory if pilot program deemed successful by company and wellness centers participating in pilot, the following minimums must be achieved.

1)

Representative must sign up the agreed upon number of wellness centers 90 days after pilot program is completed and deemed successful. Number of new wellness center sign ups on a quarterly and annual basis will be based on the pilot program results and good faith negotiations by both parties.

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